Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-53384 and 333-100238 of BioSante Pharmaceuticals, Inc. (BioSante) on Form S-8 and Registration Statement No. 333-64218 of BioSante on Form SB-2 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the developmental stage nature of BioSante), appearing in this Annual Report on Form 10-KSB of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 28, 2003